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                                                                   EXHIBIT 10.16

                                                               Execution Version

                THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of December 1, 2003 by and between Zix Corporation, a Texas corporation (the "Company"), and Dan S. Nutkis ("Employee").

                                    RECITALS

         A. The Company desires to provide for the continuing employment by Employee with the Company.

         B. Employee is willing to continue to serve the Company on the terms and conditions provided in this Agreement.

         C. The Company and the Employee are parties to that certain Severance Agreement, dated as of July 1, 2003, between the Company and the Employee (the "Severance Agreement"), which is intended to remain in effect following the execution of this Agreement.

         THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

         1. Employment. The Company shall employ Employee, and Employee accepts such employment, on the terms and conditions set forth in this Agreement.

         2. Term. Subject to Section 8 and the other terms and conditions in this Agreement, the employment of Employee by the Company as provided in
Section 1 will be for a term commencing December 1, 2003 and expiring the close of business on December 31, 2003.

         3. Position and Duties. Employee shall serve as Vice President, Strategy and Healthcare Services or in such other executive officer positions of the Company with such duties as may be assigned to him from time-to-time by the Company's President and Chief Executive Officer; provided, however, Employee shall not be assigned any duty or position which will necessitate a change in the location of his home (presently in Dallas, Texas). Employee shall devote substantially all his working time and efforts to the business and affairs of the Company.

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         4.A.     Compensation.

         Base. As compensation for Employee's employment under this Agreement, through the month of December 2003, Company shall pay Employee his current monthly salary of $16,666.67, and Employee shall be eligible for a calendar year 2003 bonus in accordance with the Company's current bonus plan for senior executives. Beginning January 1, 2004, during the term of Employee's employment under this Agreement the Company shall pay Employee a salary of $16,666.67 per month, payable semi-monthly.

         Commission. For calendar year 2004, as additional compensation, the Company shall pay Employee a commission on contracted billings attributable to services provided to end-user customers by the Company's care delivery services business as follows: 2% on billings up to $5 Million; 3% on billings between $5 Million and up to $10 Million; and 2% on billings over $10 Million; provided that, the commissions will only be paid if the expenses of the Company's care delivery services business do not exceed the budgeted amounts agreed to in advance by the Employee and the Company. For calendar year 2004, the Company will pay Employee a draw against commissions of $25,000 per quarter during the term of Employee's employment with the Company on each of February 28, May 31, August 31, and November 30, 2004 as long as the Company's care delivery services business is on or under its year-to-date expense budget. Commissions earned in excess of "draws" will be paid on the last day of the month following each calendar quarter for the calendar quarter in question.

         For these purposes, the term "billings" means the right of the Company to issue an invoice attributable to any of the following (a), (b), or (c) situations:

                  (a) The hardware, connectivity charges, or service fees for up to one year of service for use of e-prescribing devices that have actually been deployed;

                  (b) The hardware, connectivity charges, or service fees for up to one year of service for use of e-prescribing devices for which a customer has executed a license and services agreement and the device is about to be deployed;

                  (c) Transaction or other fees, such as for compliance or educational programs, that have been earned relating to the use of e-prescribing devices that have actually been deployed.

         The event that gives rise to the Company's right to issue an invoice is referred to herein as a "billing event." Commissions will be payable with respect to billing events that occur after December 1, 2003 and during the term of Employee's employment under this Agreement, regardless of when the invoice is actually issued by the Company. Draws against commissions, once paid, are "non-recoverable," and Employee may retain these commissions regardless of the actual amount of billings and expenses, except as provided in Section 4.B.

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         Stock Options. As additional compensation, the Company shall grant to
Employee an option to purchase 100,000 shares of the common stock of the Company, with vesting to occur pro-rata and quarterly over a three year period.

         Nashville Home Loss Allowance Reimbursement. Company has paid to Employee a home loss reimbursement allowance as set forth in the Company's employment offer letter dated June 19, 2003. Employee shall be entitled to retain this allowance except as provided in Section 4.B.

         4.B. Reimbusement of Certain Amounts.

         If Employee resigns employment from the Company for any reason other than "Good Reason" (as such term is defined in the Severance Agreement) or the Company terminates Employee's employment for "Cause" (as such term is defined in the Severance Agreement), then Employee shall within 20 days of the effective date of the employment termination pay to the Company in cash (a) the amount of any non-recoverable draw commissions previously paid to Employee but not earned and (b) $75,000, $50,000, and $25,000, respectively, of the home loss reimbursement allowance if the effective date of the employment separation is before January 31, 2004, April 30, 2004, and July 31, 2004, respectively.

         5. Expenses and Services. During the term of Employee's employment under this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee by reason of his employment, provided that such expenses are incurred and accounted for in accordance with reasonable policies and procedures established by the Company and in effect when the expenses are incurred. The Company shall furnish Employee with office space, secretarial assistance, office supplies, office equipment, and such other facilities and services as are suitable to Employee's position and adequate for the performance of his duties.

         6. Confidential Information. Employee recognizes and acknowledges that Employee will have access to confidential information of the Company and its affiliated companies, including, without limitation, customer information, lists of suppliers and costs, information concerning the business and operations of the Company and its affiliated companies, and proprietary data, information, concepts and ideas (whether or not patentable or copyrightable) relating to the business of the Company and its affiliated companies, as applicable. Employee agrees not to disclose such confidential information, except as may be necessary in the performance of Employee's duties, to any person, nor use such confidential information in any way, unless Employee has received the written consent of the Company or unless such confidential information becomes public knowledge through no wrongful act of Employee. Upon termination of Employee's employment for any reason, Employee shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the business of the Company and its affiliated companies, and all copies, that are in Employee's possession or under Employee's control. "Confidential information" shall not include information that constitutes general skills, knowledge, and experience acquired by Employee before and/or during

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his employment with the Company. All intellectual property that is created, conceived, developed, and the like by Employee during the term of Employee's employment with the Company shall be owned by the Company. Employee will render to the Company such assistance as may be reasonably necessary to evidence and protect the ownership of its intellectual property. If such assistance is required after Employee's separation from employment with the Company, reasonable compensation will be paid to Employee for such assistance.

         7. Rights under Certain Plans. During the term of Employee's employment under this Agreement, Employee will be entitled to participate in the insurance and employee benefit plans and programs maintained by the Company and its affiliated companies applicable to officer employees on the same basis as other officer employees of the Company or its affiliated companies, as applicable, subject only to the possible substitution by or on behalf of the Company or its affiliated companies of other plans or programs providing substantially similar or increased benefits for Employee. Employee will also be entitled to reasonable vacation time, with no reduction in compensation, in keeping with Employee's duties and responsibilities to the Company.

         8. Early Termination. Subject to Section 9, either Employee or Company may terminate Employee's employment under this Agreement with or without cause upon 20 days' written notice to the other.

         9. Effects of Termination. If the Company terminates Employee's employment for any reason other than "Cause" (as such term is defined in the Severance Agreement) or if Employee terminates his employment for "Good Reason" (as such term is defined in the Severance Agreement), then Employee shall be entitled to receive (a) the severance payments provided for in the Severance Agreement, payable in cash or the Company's common stock, in the Company's discretion, and (b) any commission payments he has earned pursuant to the provisions of Section 4 hereof that have not yet been paid.

         10. Non-competition. Employee agrees and covenants that Employee will not, during the term hereof and for a period of 12 months after Employee ceases to be employed by the Company:

                  (A) compete, directly or indirectly, with the Company's e-prescribing or care delivery services business, which is currently being conducted by the Company's affiliated company PocketScript, Inc. For purposes of this Agreement, "Competition" shall include, without limitation, engaging in any business, whether as proprietor, partner, joint venturer, employee, agent, officer, or holder of more than five percent (5%) of any class of equity ownership of a business enterprise, that is competitive with the Company's e-prescribing or care delivery services business.

                  (B) solicit to do, or do, competing business with any then-current customer of the Company's e-prescribing or care delivery services business or any person that has

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         been a customer within the six months preceding the date of Employee's separation from employment with the Company.

                  (C) solicit to hire, or hire, any then-current employee of the Company (including its affiliated companies), except by way of general advertising.

         Although the Company and Employee have, in good faith, used their best efforts to make the non-competition covenants reasonable in all pertinent respects, and it is not anticipated, nor is it intended, by either party to this Agreement that any arbitrator or court will find it necessary to reform any non-competition covenant to make it reasonable in all pertinent respects, the Company and Employee understand and agree that if an arbitrator or court determines it necessary to reform any non-competition covenant in order to make it reasonable in all pertinent respects, damages, if any, for a breach of the non-competition covenant, as so reformed, will be deemed to accrue to the Company as and from the date of such a breach only and so far as the damages for such breach related to an action which accrued within the scope of the non-competition covenant as so reformed.

         11. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

         12. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.

         13. Remedies. Employee hereby agrees that a violation of the provisions of Section 6 or 10 hereof would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.

         14. Notice. Any consent, notice, demand, or other communication regarding any payment required or permitted hereby must be in writing to be effective and shall be deemed to have been received on the date delivered, if personally delivered, or the date received, if delivered otherwise, addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:

                                    The Company:

                                    Zix Corporation
                                    2711 North Haskell Avenue
                                    Suite 2850, LB 36

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                                Dallas, Texas 75204-2911, Attn:  General Counsel

                                Employee:

                                Daniel S. Nutkis
                                2711 North Haskell Avenue
                                Suite 2850, LB 36
                                Dallas, Texas 75204-2911

         15. Entirety and Amendments. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. The parties have also entered into the Severance Agreement and option agreements, dated January 22, 2003 and January 30, 2002, which shall continue to be effective in accordance with their terms.

         16. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors in interest to the Company, but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned by Employee.

         17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.

         18. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy under this Agreement shall preclude any other or further exercise thereof.

         19. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

         20. Descriptive Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement, nor affect the meaning hereof.

         21. Arbitration. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question ("Claims") arising out of this Agreement or the Employee's employment (or its termination), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that the Company or its affiliated companies may have against the Employee or that the Employee may have against the Company or any and its affiliated companies, or any

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benefit plans of the Company or any of its affiliated companies, or any fiduciaries, administrators, and affiliates of any of such benefit plans, or their respective officers, directors, employees, or agents in their capacity as such. This agreement to arbitrate shall not limit the Company's or the Employee's right to seek equitable relief, including, but not limited to, injunctive relief and specific performance in a court of competent jurisdiction. Claims covered by this agreement to arbitrate include, but are not limited to, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, or other factor), and retaliation. The only Claims otherwise within the definition of Claims that are not covered by this Section 21 are: (1) any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Section 21; (2) any Claim by the Employee for workers' compensation benefits or unemployment compensation benefits; or (3) any Claim by the Employee for benefits under a Company or affiliated company pension or benefit plan that provides its own non-judicial dispute resolution procedure.

         Claims shall be submitted to arbitration and finally settled under the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") in effect at the time the written notice of the Claim is received. An arbitrator shall be selected in the manner provided for in the Employment Dispute Resolution Rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the state where the arbitration is being conducted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties. Any and all of the arbitrator's orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Company shall pay all costs and expenses of its advisors and expert witnesses, and Employee shall pay all costs and expenses of his advisors and expert witnesses. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. EMPLOYEE UNDERSTANDS THAT BY AGREEING TO SUBMIT CLAIMS TO ARBITRATION, HE GIVES UP THE RIGHT TO SEEK A TRIAL BY COURT OR JURY AND THE RIGHT TO APPEAL A COURT OR JURY DECISION AND FORGOES ANY AND ALL RELATED RIGHTS HE MAY OTHERWISE HAVE UNDER FEDERAL AND STATE LAWS.

                                   Signatures

         To evidence the binding effect of the covenants and agreements described above, the parties to this Agreement have executed this Agreement on the dates set forth below, to be effective as of the date first above written.

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                                    THE COMPANY:

                                    ZIX CORPORATION

                                    /s/ John A. Ryan
                                    ---------------------------------------
                                    John A. Ryan
                                    President and Chief Executive Officer

                                    Date: 12-10-03

                                    EMPLOYEE:

                                    /s/ Daniel S. Nutkis
                                    --------------------------------------
                                    Daniel S. Nutkis

                                    Date: 12-10-03

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